EXHIBIT 99.1
HeartWare Limited Performance Rights Plan — Plan Rules
(as amended August 5, 2008)

201 Elizabeth Street Sydney NSW 2000 Australia DX 107 Sydney Tel +61 2 9286 8000 Fax +61 2 9283 4144 www. dlaphillipsfox.com

HeartWare Limited
Performance Rights Plan — Plan Rules

Adopted by the Board on 5 August 2008

DLA Phillips Fox is a member of
DLA Piper Group, an alliance of
independent legal practices. It is a
seperate and distinct legal entity.

DLA Phillips Fox offices are located
in Adeliade Auckland Brisbane
Cenberra Melbourne Perth Sydney
and Wellington.

Table of contents

1	Introduction	1
2	The Plan	1
3	Grant of Performance Rights	1
4	Invitation to Apply for Performance Rights	1
5	Applying for Performance Rights	2
6	Vesting of Performance Rights	2
7	Exercise of Performance Rights	3
8	Restriction on Disposal of Shares	4
9	Lapse of Performance Rights	5
10	Limitation on Grants	6
11	Shares of Participants	7
12	Rights Prior to Vesting	7
13	Administration of the Plan	9
14	Amendment of these Rules	9
15	Attorney	10
16	Rights of Participants	10
17	Termination, Suspension or Reinstatement of the Plan	11
18	Governing Law	11
19	Participation in Other Plans	11
20	Relationship of Parties	12
21	Advice	12
22	Expenses	12
23	Notices	12
24	Data Protection	12
25	Certain Provisions May be Excluded	12
26	Dictionary	12
27	Interpretation	17

HeartWare Limited Performance Rights Plan — Plan Rules
1	INTRODUCTION

1.1	The Plan is called the ‘HeartWare Limited Performance Rights Plan’.

1.2	The purpose of the Plan is to provide Eligible Participants with an opportunity to share in the growth of the Company and to assist the Group in retaining and attracting highly skilled and experienced employees.

2	THE PLAN

2.1	The Plan will commence on the date determined by the Board.

2.2	The Plan will operate in accordance with the terms and conditions set out in these Rules, which bind each Group Company and each Participant.

3	GRANT OF PERFORMANCE RIGHTS

3.1	The Company may grant Performance Rights to Eligible Participants on any such date and with such Performance Conditions (if any) as the Board determines. The number of Performance Rights which an Eligible Participant is granted will be determined by the Board.

3.2	The Performance Rights will be granted on the terms of this Plan and may be subject to additional terms and conditions imposed by the Board.

3.3	Performance Rights do not carry any voting rights.

3.4	Subject to Rule 7.4, Performance Rights are not transferable.

3.5	Subject to these Rules, each Performance Right entitles the Participant to one Share upon vesting.

4	INVITATION TO APPLY FOR PERFORMANCE RIGHTS

4.1	The Board may from time to time give an Eligible Participant notice inviting the Eligible Participant to apply for Performance Rights. The notice must specify:
4.1.1	the name of the Eligible Participant;

4.1.2	the number of Performance Rights for which the Eligible Participant is invited to apply;

4.1.3	the Exercise Price (if any) of, and the Performance Conditions (if any) applicable to, each Performance Right;

4.1.4	the Performance Period for each Performance Right;

HeartWare Limited Performance Rights Plan — Plan Rules
4.1.5	the Exercise Period for each Performance Right;

4.1.6	the closing date for applying for each Performance Right; and

4.1.7	how the Eligible Participant is to apply for the Performance Rights.
5	APPLYING FOR PERFORMANCE RIGHTS

5.1	An Eligible Participant who wishes to apply for Performance Rights must on or before the closing date specified in the invitation made under Rule 4.1 (or any later date that the Board may allow) do what is specified in the invitation.

5.2	Where the Eligible Participant complies with Rule 4.1, the Board may grant the relevant Performance Rights to the Eligible Participant.

5.3	The Company will issue to each Eligible Participant a Performance Right Certificate in respect of any Performance Rights granted to the Eligible Participant.

6	VESTING OF PERFORMANCE RIGHTS

6.1	Subject to Rules 6.2 and 6.3, a Performance Right (which has not otherwise lapsed under Rule 9) that has been granted to a Participant will not vest in that Participant unless and until the Performance Conditions (if any) applicable to that Performance Right have been satisfied.

6.2	Notwithstanding Rule 6.1, the Board may, in its absolute discretion and subject to any further conditions decided by the Board (including the relevant Exercise Period), permit the vesting in the relevant Participant of any or all of the Performance Rights that were granted to that Participant in accordance with this Plan where a Performance Condition in respect of the Performance Rights is not satisfied, if the Board believes that it is in the Company’s best interests to do so.

6.3	Notwithstanding Rule 6.1, all Performance Rights granted to a Participant in accordance with this Plan will immediately vest upon:
6.3.1	the occurrence of a Change of Control Event;

6.3.2	the death of the Participant; or

6.3.3	the Participant ceasing to be employed by a Group Company by reason of disability or retrenchment of the Participant.
6.4	Vesting requires a declaration by the Company that a Performance Right has vested, but does not require any action or election by the Participant. The Board will advise the Participant in writing when a Performance Right has vested.

HeartWare Limited Performance Rights Plan — Plan Rules
7	EXERCISE OF PERFORMANCE RIGHTS

7.1	Upon receiving notice from the Board under Rule 6.4 that a Performance Right has vested:
7.1.1	a Participant who was situated outside Australia at the time of receipt of the invitation to apply for Performance Rights and was at that time ordinarily resident outside Australia or who is or becomes during the term of the Performance Rights a US Taxpayer will be deemed to have immediately validly exercised all vested Performance Rights to the extent that such Performance Rights do not require payment of an Exercise Price; and

7.1.2	any other Participant will be entitled to exercise the Performance Right so vested provided that the following conditions are satisfied:
(a)	the Performance Right has not lapsed under Rule 9;

(b)	the Performance Right is exercised during the Exercise Period for that Performance Right and the requirements of Rule 7.2 have been complied with during that Exercise Period;

(c)	subject to Rules 6.2 and 6.3, the relevant Performance Conditions (if any) for the Performance Right have been satisfied; and

(d)	the Participant exercises either:
(A)	the Performance Rights in multiples of 100 or such other multiple that the Board determines and notifies to the Participant; or

(B)	all of the Performance Rights granted to the Participant that the Participant is then entitled to exercise.
7.2	Subject to Rule 7.1.1, to exercise a vested Performance Right the Participant must lodge a signed exercise notice (in the form approved by the Board), together with the Exercise Price (if any) specified in the invitation made under Rule 4.1, in respect of that Performance Right with the secretary of the Company or such other person as the Board determines.

7.3	As soon as practicable, but in no event later than 30 days, after a Performance Right has been validly exercised, the Company must allot and issue to the Participant (or, as applicable, the Participant’s legal personal representative in the case of the Participant’s death) the Shares the subject of the Performance Right. Transfer or delivery of Shares to the Participant (or, as applicable, the Participant’s legal personal representative in the case of the Participant’s death) upon or after issuance is subject to the Participant (or his or her legal representative) satisfying any Tax withholding or payment obligations that arise in connection with such exercise.

7.4	If a Participant dies during the Exercise Period for a Performance Right held by that Participant the Performance Right may be exercised by the legal personal representative of the Participant in accordance with this Rule 7 and, to the extent

HeartWare Limited Performance Rights Plan — Plan Rules
necessary for this to occur, the Performance Right may be transferred to the legal personal representative and in such circumstances will not lapse and the exercise rights will continue to apply as if the Participant had not died.

8	RESTRICTION ON DISPOSAL OF SHARES

8.1	All Shares acquired pursuant to an exercise of Performance Rights are subject to the restrictions set out in this Rule 8, unless the holder of the Shares:
8.1.1	was situated at the time of receipt of the invitation to apply for Performance Rights outside Australia and was at that time ordinarily resident outside Australia; or

8.1.2	has at the time of exercise of the Performance Right already ceased employment with the Group.
8.2	Any Restricted Share must not be disposed of or dealt with in any way by the Participant until the earlier of:
8.2.1	the expiration of the period of one year commencing at the time of acquisition of the Restricted Share by the Participant;

8.2.2	the date on which a Participant ceases to be employed by a Group Company;

8.2.3	the tenth anniversary of the Grant Date of the Performance Right pursuant to which the Participant acquired the relevant Restricted Share;

8.2.4	the date on which a Change of Control Event occurs;

8.2.5	the day immediately following the date on which this Plan is suspended or terminated in accordance with these Rules;

8.2.6	a date otherwise determined by the Board, in its sole discretion, in respect of that Participant; and

8.2.7	the date on which any withdrawal request made under Rule 8.6 is approved by the Board.
8.3	The Company may make such arrangements as it considers necessary to enforce the restriction on disposal of Restricted Shares and Participants must agree to such arrangements.

8.4	Without limiting Rule 8.3, and subject to the Listing Rules, the Company may procure that an ASX holding lock be put on Restricted Shares while they are subject to the restriction on disposal under Rule 8.2.

8.5	Subject to the Listing Rules, the Company must not register any paper transfer that it receives in respect of any Restricted Shares.

HeartWare Limited Performance Rights Plan — Plan Rules
8.6	A holder of Restricted Shares may apply in writing to the Board at any time to withdraw all or a portion of those Shares from the Plan and, subject to Rules 8.7 and 8.9, the Board must not unreasonably refuse to accept such an application.
8.7	The Board may in its absolute discretion refuse to accept an application to withdraw any Restricted Shares from the Plan:
8.7.1	if any debts owed by the holder to any Group Company have not been repaid or arrangements have not been made for repayment; or

8.7.2	where any of the circumstances set out in Rule 9.1.4 have occurred, unless the Group has been recompensed for any loss or damage suffered in those circumstances or arrangements satisfactory to the Board have been made.
8.8	Without limiting its powers, the Board may determine that the holder of Restricted Shares is to sell all or any of those Restricted Shares and apply the proceeds to repay any debt referred to in Rule 8.7.1 and/or to recompense the Group for any loss suffered as a result of any of the circumstances referred to in Rule 8.7.2 and pay any balance to the holder.

8.9	A holder of Restricted Shares must not lodge a withdrawal application in respect of any Restricted Shares if it would breach or may result in a breach of the insider trading provisions of the Corporations Act and any approval of the withdrawal application may be withheld or delayed by the Board where, in its reasonable opinion, it forms the view that such approval is not appropriate at that time.

8.10	The Company is not liable and will not be held responsible to the holder of Restricted Shares for or in relation to any action taken or any inaction by the Company or the Board under Rules 8.6, 8.7 and 8.9.

8.11	An application for withdrawal served under Rule 8.6 is deemed to have been accepted by the Company by the lifting of any holding lock on the relevant Restricted Shares.
8.12	As soon as reasonably practicable after the restriction on disposal of a Share under Rule 8.2 no longer applies, the Company must procure that any restriction on dealing with that Share pursuant to these Rules no longer applies.

8.13	When a Share is no longer subject to the restriction on disposal in Rule 8.2, the Company must, as soon as reasonably practicable, procure that any holding lock on that Share is removed.

9	LAPSE OF PERFORMANCE RIGHTS

9.1	A Performance Right automatically lapses on the earliest to occur of the following times:
9.1.1	on exercise of the Performance Right under Rule 7;

HeartWare Limited Performance Rights Plan — Plan Rules
9.1.2	subject to Rule 6.2, if the Performance Conditions for the Performance Right have not been met before the end of the Performance Period, at the end of the Performance Period;

9.1.3	if the Performance Conditions for the Performance Right have been met during the Performance Period, the Board has given a notice to the Participant under Rule 6.4 and the Performance Right is not exercised under Rule 7 during the Exercise Period, at the end of the Exercise Period;

9.1.4	if the Board becomes aware of circumstances which, in the reasonable opinion of the Board, indicate that the Participant who holds the Performance Right has acted fraudulently, dishonestly or in a manner which is in breach of his or her obligations to the Company or any Group Company and the Board, in its absolute discretion, determines that the Performance Right lapses (regardless of whether the Performance Right may be exercised under Rule 7), on the day the Board makes its determination that the Performance Right lapses;

9.1.5	subject to Rule 6.3, if the Participant who holds the Performance Right ceases to be employed by any Group Company, on the Final Exercise Date.
10	Limitation on Grants

10.1	No grant of Performance Rights may be made under the Plan to an Eligible Participant and no Shares may be transferred or issued under the Plan if such grant or issue would contravene any Applicable Law or these Rules.

10.2	No grant of a Performance Right may be made under the Plan if the number of unissued Shares the subject of the Performance Right grant, when aggregated with:
10.2.1	the number of Shares which would be issued were each outstanding offer under the Plan with respect to Performance Rights to be accepted or exercised; and

10.2.2	the number of Shares issued previously pursuant to the Plan, would exceed 5,500,000 Shares.
10.3	Subject to Rule 10.2, no grant of a Performance Right may be made under the Plan if the number of unissued Shares the subject of the Performance Right grant when aggregated with:
10.3.1	the number of Shares which would be issued were each outstanding offer with respect to Shares, units of Shares, Performance Rights and options to acquire unissued Shares, being an offer made or option or right acquired pursuant to the Plan or any other employee share or option or right scheme extended only to employees or directors of the Company or an Associated Body Corporate of the Company to be accepted or exercised; and

HeartWare Limited Performance Rights Plan — Plan Rules
10.3.2	the number of Shares issued during the previous five years pursuant to the Plan or any other employee share or option scheme extended only to employees or directors of the Company or an Associated Body Corporate of the Company;
but disregarding any offer made, or option or right acquired or Share issued by way of or as a result of:
10.3.3	an offer to a person situated at the time of receipt of the offer outside Australia;

10.3.4	an offer that did not need disclosure to investors because of section 708 of the Corporations Act;

10.3.5	an offer that did not require the giving of a Product Disclosure Statement because of section 1012D of the Corporations Act; or

10.3.6	an offer made under a disclosure document or Product Disclosure Statement, would exceed 5% of the total number of issued Shares as at the time of the grant of the Performance Right.

10.4	The Board may elect not to grant Performance Rights to Eligible Participants who are resident outside of Australia if it determines that the grants may be illegal or it would be impracticable to do so and the Board may formulate special terms and conditions, in addition to those set out in these Rules, to apply to Eligible Participants resident outside Australia.

11	Shares of Participants

11.1	Shares that are issued on the exercise of any Performance Rights will rank equally with all Shares from the date of issue in all respects including in respect of voting rights, entitlements to participate in distributions and dividends and future rights issues and Bonus Share issues where the record date for determining entitlements falls on or after the date of issue.

11.2	The Company must make application to the ASX for official quotation of any of the Shares that are delivered under the Plan that are not already quoted on the official list of the ASX as soon as practicable after delivery of those Shares, so long as Shares are quoted on the official list of the ASX at that time.

12	Rights Prior to Vesting

12.1	If the Company has allotted Bonus Shares and Shares in respect of Performance Rights held by a Participant have not been issued or transferred, as applicable, to, and registered in the name of, the Participant prior to the record date for determining entitlements to the Bonus Share issue, then the number of Shares the subject of the Performance Rights held by the Participant will, in addition to those Shares to which

HeartWare Limited Performance Rights Plan — Plan Rules
the Participant is entitled under the Performance Rights held by the Participant, be increased by the number of Shares that the Participant would have received if the Participant had exercised the Performance Rights and been allocated Shares in respect of that Performance Right prior to the record date for the Bonus Share issue.

12.2	Subject to Rules 12.1, 12.3 and 12.4, unless Shares in respect of Performance Rights held by a Participant have been issued or transferred, as applicable, to and registered in the name of the Participant before the record date for determining entitlements to the new issue the Participant is not entitled to participate in any new issue of securities of the Company as a result of holding a Performance Right.

12.3	If the Company makes a pro rata issue of securities to the holders of Shares (excluding an issue of Bonus Shares or an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment) then:
12.3.1	if no amount is payable on the exercise of Performance Rights, the number of Performance Rights (or other terms and conditions, if any, applicable to the Performance Rights) held by a Participant may be adjusted in such manner as the Board in its discretion determines. Such adjustment, if any, will be subject to the Listing Rules, the Corporations Act and any other applicable law; and

12.3.2	if an amount is payable on the exercise of Performance Rights, the exercise price will be changed as permitted by the Listing Rules.
12.4	If there is a reorganisation (including consolidation, sub-division, reduction or return) of the issued capital of the Company then the rights of a Participant (including the number of Shares to which each Participant is entitled on exercise of their Performance Rights and the Exercise Price of their Performance Rights) will be changed to the extent necessary to comply with the Listing Rules (as applicable to options) applying to a reorganisation of capital at the time of the reorganisation.

12.5	For the purpose of this Rule 12, a fraction of a Share to which a Participant is entitled in respect of any other Performance Right will be aggregated with all other fractions to which a Participant may become entitled in respect of any other Performance Right, but a fraction of a Share remaining after such aggregation will be disregarded.

12.6	In applying any provisions of this Rule 12 to adjust a number of Shares the subject of a Performance Right or the Exercise Price of a Performance Right, account will be taken of each prior event requiring adjustment under this Rule 12 so that the effect of successive applications of the provisions of this Rule 12 is cumulative.

12.7	Any calculations or adjustments which are required to be made under this Rule 12 will be made by the Board and, in the absence of manifest error, are final and conclusive and binding on the Company and the Participant.

12.8	The Company must within a reasonable period give to each Participant notice of any change under Rule 12 to the Exercise Price of any Performance Right held by the Participant or to the number of Shares that the Participant is entitled to be issued on exercise of the Performance Right.

HeartWare Limited Performance Rights Plan — Plan Rules
13	Administration of the Plan

13.1	The Plan will be administered by the Board. The Board will have the power to:
13.1.1	make regulations and determine appropriate procedures for the administration and implementation of the Plan provided they are consistent with these Rules;

13.1.2	determine finally and conclusively all questions of fact or interpretation arising in connection with the Plan;

13.1.3	subject to the Listing Rules, waive or modify the application of these Rules in relation to any Participant or any proposed grant of Performance Rights;

13.1.4	delegate such functions and powers, as it considers necessary for the efficient administration of the Plan, to any person capable of performing those functions and exercising those powers; and

13.1.5	take and rely upon independent professional or expert advice in or in relation to the exercise of any of their powers or discretions under this Plan.
13.2	Any power or discretion that is conferred on the Board by these Rules may be exercised by the Board in the interests or for the benefit of the Company. In exercising that power or discretion, the Board is not under any fiduciary or other obligation to any person.

13.3	Whenever the Board exercises a discretion pursuant to these Rules, the exercise of that discretion will be in the sole and absolute discretion of the Board and each decision will, in the absence of manifest error, be final and conclusive and binding upon Participants.

13.4	The Company must indemnify, and keep indemnified, to the full extent permitted by law, each person who is or has been a director or alternate director of the Company against all proceedings, actions, claims, demands, losses, liabilities, damages, costs and expenses which may be made, brought against, suffered or incurred by the person arising directly or indirectly out of or in connection with the administration of the Plan.

14	Amendment of these Rules

14.1	Subject to the Listing Rules and Rule 14.2, the Company may at any time by written instrument or by resolution of the Board, amend all or any of the provisions of these Rules (including this Rule 14).

14.2	No amendment of the provisions of these Rules is to reduce the rights of any Participant in respect of Performance Rights acquired under the Plan by a Participant prior to the date of the amendment, other than:
14.2.1	an amendment introduced primarily:

HeartWare Limited Performance Rights Plan — Plan Rules
(a)	for the purpose of complying with or conforming to present or future State, Territory or Commonwealth legislation governing or regulating the maintenance or operation of the Plan or like plans;

(b)	to correct any manifest error or mistake; or

(c)	to enable the Company or any other Group Company to comply with any Applicable Law, any other Australian laws, applicable foreign laws, or a requirement, policy or practice of ASIC or any other Australian or foreign regulatory body; or
14.2.2	an amendment agreed to in writing by a Participant.
14.3	Subject to Rules 14.1 and 14.2, any amendment made pursuant to Rule 14.1 may be given such retrospective effect as is specified in the written instrument or resolution by which the amendment is made.

15	Attorney

15.1	Each Participant, in consideration of a grant made to them under these Rules, will be deemed to irrevocably appoint each director of the Company, the Company and any person nominated from time to time by the Board or the Company (each an Attorney), severally, as the Participant’s attorney to complete and execute any documents including, without limiting the generality thereof, applications for Shares, transfers of Restricted Shares or any document or other agreement to give effect to these Rules or the terms of any grant made to a Participant under these Rules and to do all acts or things on behalf of and in the name of the Participant which may be convenient or necessary for the purpose of giving effect to the provisions of these Rules or the terms of any grant made to a Participant under these Rules and the Participant will be deemed to covenant that the Participant will ratify and confirm any act or thing done pursuant to this power and will release the Company, each director of the Company, each Group Company and the Attorney from any liability whatsoever arising from the exercise of the powers conferred by this Rule and will indemnify and hold harmless the Company, each director of the Company, each Group Company and the Attorney in respect thereof.

16	Rights of Participants

16.1	These Rules:
16.1.1	do not confer on any Participant the right to continue as an Employee;

16.1.2	do not affect any rights which any Group Company may have to terminate the employment of that Employee;

16.1.3	may not be used to increase damages in any action brought against any Group Company in respect of that termination; and

HeartWare Limited Performance Rights Plan — Plan Rules
16.1.4	do not, of themselves, confer on a Participant the right to acquire any interest in any Share.
16.2	The value of a Share acquired under the Plan does not increase a Participant’s income for the purpose of calculating any employee benefits.

16.3	It is acknowledged and accepted by each Participant that the terms of the Plan do not form a part of the terms and conditions of the Participant’s employment contract, nor do the terms of the Plan constitute a contract or arrangement (including any related condition or collateral arrangement) in relation to the Participant’s employment contract.

17	Termination, Suspension or Reinstatement of the Plan

17.1	The Board may by ordinary resolution, suspend, terminate or reinstate the operation of the Plan at any time. In the event of a suspension or termination these Rules will continue to operate with respect to any Performance Right granted under the Plan prior to that suspension or termination.

17.2	In passing a resolution to terminate or suspend the operation of the Plan, the Board must consider and endeavour to ensure that there is fair and equitable treatment of all Participants.

17.3	It is a condition of these Rules that if the Plan is terminated or suspended at any time no compensation under any employment contract will arise as a result.

18	Governing Law

18.1	These Rules and the rights and obligations of the Group Companies and the Participants under these Rules are governed by the laws of the State of New South Wales, Australia.

18.2	Each Participant and each Group Company irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New South Wales and courts entitled to hear appeals from those courts.

19	Participation in Other Plans

19.1	The Company is not restricted to using the Plan as the only method of providing incentive rewards to Employees. The Company may continue to operate current incentive schemes or approve other incentive schemes.

19.2	Participation in the Plan does not affect, and is not affected by, participation in any other incentive or other scheme of the Company unless the terms of that scheme provide otherwise.

HeartWare Limited Performance Rights Plan — Plan Rules
20	Relationship of Parties

20.1	The Board acts as a principal in the operation of the Plan and neither it, nor any of its members, acts as a trustee or agent of any Participant.

21	Advice

21.1	Participants should obtain their own independent advice at their own cost in relation to the financial, taxation and other implications arising for them as a result of their participation in the Plan.

22	Expenses

22.1	All costs, expenses and charges incurred in the administration of the Plan must be paid by the Company.

22.2	No Group Company will be liable for any Tax payable by a Participant in respect of the acquisition or dealing with any Performance Rights or any Shares issued pursuant to this Plan or otherwise.

23	Notices

23.1	Any notice or direction given under this Plan is validly given if it is handed to the person concerned or posted by ordinary prepaid post to the person’s last known address. Where a notice or other communication is given by post, it will be deemed to have been received 48 hours after it was put into the post correctly addressed and stamped.

24	Data Protection

24.1	By participating in the Plan, each Participant consents to the collection, use and dealing by, and disclosure to, the Company of personal data provided by the Participant pursuant to their participation in the Plan. This data will be treated in accordance with the Company’s privacy policy, a copy of which may be obtained from the secretary of the Company.

25	Certain Provisions May be Excluded

25.1	If (but for this Rule) a provision of the Rules would be illegal, void, unenforceable or contravene the law, the Rules are to be interpreted as if the provision was omitted.

26	Dictionary

26.1	In these Rules, unless the context otherwise requires:

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Applicable Law means any one or more or all, as the context requires, of:
(a)	the Corporations Act and any regulations to it;

(b)	the Listing Rules;

(c)	the constitution of the Company;

(d)	any practice note, policy statement, class order, declaration, guideline, policy or procedure pursuant to the provisions of which either ASIC or ASX is authorised or entitled to regulate, implement or enforce, either directly or indirectly, the provisions of any of the foregoing statutes, regulations or rules or any conduct of any duly authorised person, pursuant to any of the abovementioned statutes, regulations or rules;

(e)	the United States Securities Act of 1933, as amended (including the rules thereunder) and any State securities laws.
ASIC means the Australian Securities and Investments Commission.

Associated Body Corporate of the Company means:
(a)	a related body corporate of the Company, within the meaning of section 50 of the Corporations Act;

(b)	a body corporate that has voting power in the Company of not less than 20%; or

(c)	a body corporate in which the Company has voting power of not less than 20%, where ‘voting power’ has the meaning in section 610 of the Corporations Act.

ASX means, as the context requires:
(d)	ASX Limited ACN 008 624 691 and any successor body corporate; or

(e)	the financial market operated by the body corporate referred to in paragraph (a).
Board means all or some of the directors of the Company acting as a board or a committee appointed by such Board.

Bonus Shares mean Shares which are issued by the Company to its shareholders on a pro rata basis upon a capitalisation of reserves or distributable profits, but excluding an issue instead of dividends or by dividend reinvestment.

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business day means any day, other than a Saturday, Sunday or public holiday, on which trading banks are open for business in Sydney, New South Wales, Australia.

Change of Control Event means:
(f)	a takeover bid is made to the holders of Shares (other than as a result of an allotment or transfer approved by the Board) which becomes unconditional;

(g)	pursuant to an application to the Court, the Court orders a meeting to be held in relation to a proposed compromise or arrangement relating to the Company for the purpose of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company;

(h)	the Performance Rights, or any Shares that are the subject of any Performance Rights, are or become subject to compulsory acquisition or cancellation by operation of law;

(i)	the Company enters into an agreement to sell the whole, or substantially the whole, of its business to a third party;

(j)	the Company passes a resolution for voluntary winding up; or

(k)	an order is made for the compulsory winding up of the Company, where, in the case of the events in (a) to (d) inclusive, such event involves a change in the ultimate effective management control of the Company or its business.

Company means HeartWare Limited ACN 111 970 257.

Corporations Act means the Corporations Act 2001 (Cth).

disability means the permanent inability, by reason of physical condition, mental illness or accident, of the person to perform substantially all of the duties of the position in which the person has been employed or appointed (as determined by the Board).

Eligible Participant means an Employee who is declared by the Board to be an Eligible Participant for the purposes of the Plan.

Employee means any full-time or part-time employee of any Group Company and includes any such employee on maternity leave, long service leave or other special leave as approved by the Board from time to time and also includes a director of any Group Company who is employed in an executive capacity by that company, but does not include:
(l)	a director of a Group Company who is not employed in an executive capacity by that company;

(m)	a director who is employed in an executive capacity by a Group Company but who has been given notice of dismissal as a director of that Group

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Company (or has given notice of resignation as a director of that Group Company); or

(n)	an employee (whether full-time or part-time) who has been given notice of dismissal for misconduct from employment with a Group Company (or has given notice of resignation from such employment in order to avoid such dismissal).
Exercise Period means, in respect of a Performance Right, which has not lapsed, the period commencing on the day after the day on which the Board gives notice to the Participant who holds the Performance Right under Rule 6.4, and ending on the Final Exercise Date;.

Exercise Price means, in respect of a Performance Right, the price (if any) which the holder of that Performance Right must pay to the Company upon its exercise.

Final Exercise Date means for a Performance Right that has not lapsed:
(a)	where the Participant continues to be employed by any Group Company, the date determined by the Board at the time of invitation to the Participant to apply for the Performance Right or such other date as is determined under Rule 6.2, provided that it is no later than 10 years after the Grant Date of that Performance Right;

(b)	where the Participant ceases to be employed by any Group Company and a notice under Rule 6.4 has been given to the Participant, the date being 6 months from and including the day on which the Participant ceased to be employed by any Group Company or the date set out in paragraph (a), whichever is earlier; or

(c)	where the Participant ceases to be employed by any Group Company and a notice under Rule 6.4 has not been given to the Participant, the date being the day on which the Participant ceased to be employed by any Group Company;
Group means the Company and each Subsidiary of the Company and Group Company means any of them.

Listing Rules means the official listing rules of the ASX and any other rules of the ASX that are applicable while the Company is admitted to the official list of the ASX.

Participant means an Eligible Participant to whom Performance Rights have been granted under the Plan.

Performance Conditions means, in relation to a Performance Right, the conditions (if any), as determined by the Board, that must be satisfied during the Performance Period before a Performance Right may vest.

Performance Period means, in respect of a Performance Right, the period specified as the Performance Period in the invitation made in relation to that Performance Right, being the period during which the Company will assess whether the

HeartWare Limited Performance Rights Plan — Plan Rules
Performance Conditions for the Performance Right have been met, subject to these Rules.

Performance Right means a right granted to acquire a Share under the Plan (whether by way of issue or transfer, at the Company’s election), subject to these Rules.

Plan means the HeartWare Limited Performance Rights Plan established and operated in accordance with these Rules.

Restricted Share means a Share held under the Plan that is subject to the restrictions under Rule 8.

retrenchment means a termination of an Employee’s employment where the employer company has made a definite decision expressly for the purpose of this provision that the employer no longer wishes the job the Employee has been doing to be done by anyone and this is not due to ordinary or customary turnover of labour or the Employee’s performance or any breach of the Employee’s terms of employment, and includes a situation where:
(a)	the Employee ceases to be employed by a Group Company because the employer company ceases to be a subsidiary of the Company; or

(b)	the business in which the Employee is engaged is transferred outside the Group.
Rules means the rules governing the operation of the Plan set out in this document as amended in accordance with the Rules from time to time.

Section 409A means Section 409A of the United States Internal Revenue Code of 1986, as amended.

Share means a fully paid ordinary share in the capital of the Company.

Subsidiary means an entity which is a subsidiary of the Company within the meaning of Division 6 of Part 1.2 of the Corporations Act or is a subsidiary or otherwise controlled by the Company within the meaning of any approved accounting standard.

Tax includes any tax, levy, charge, impost, GST, deduction, compulsory loan, duty or withholding which is assessed, levied or imposed by any government or any governmental, semi-governmental or judicial entity or authority and includes any interest, penalty, fine, charge, fee or other amount imposed on or in respect of the above.

US Taxpayer means a person who is subject to the provisions of the United States Internal Revenue Code of 1986, as amended, or any successor thereto, with respect to compensation for labour or services performed in the United States.

HeartWare Limited Performance Rights Plan — Plan Rules
27	Interpretation

27.1	In these Rules, unless the contrary intention appears:
27.1.1	references to any legislation or any provision of any legislation includes any modification, re-enactment or replacement of the legislation or any legislative provision substituted for, and all legislation and statutory instruments and regulations issued under, the legislation;

27.1.2	words importing the singular include the plural and vice versa;

27.1.3	references to any document (including these Rules) include references to that document as amended, consolidated, novated, supplemented or replaced from time to time;

27.1.4	a reference to ‘amendment’ includes addition, alteration, deletion, extension, modification and variation; and

27.1.5	references to the exercise of a power or discretion include a decision not to exercise the power or discretion.
27.2	Headings are used for convenience only and do not affect the interpretation of these Rules.

27.3	A Participant does not cease to be employed by or to be an executive director of any Group Company where the Participant ceases to be employed by or ceases to be an executive director of one Group Company but contemporaneously commences employment with or contemporaneously is appointed as an executive director of another Group Company.

28	United States Federal Tax Law Compliance

28.1	It is intended that all Performance Rights granted under these Rules to a Participant who is a US Taxpayer at the time of receipt of the invitation to apply for the Performance Rights or becomes a US Taxpayer at any time before the Final Exercise Date of such Performance Rights shall fall within the short-term deferral provisions of United States Treasury Regulation Section 1.409A-1(b)(4) or otherwise be exempt from or comply with the provisions of Section 409A, and to the extent reasonably possible the Rules and the Performance Rights granted thereunder shall be administered, interpreted and construed consistent with that intention.

28.2	Rule 28.1 shall not be construed as a guarantee by the Company or any Group Company of any particular tax effect to a Participant. No Group Company will be liable to a Participant for any payment or issuance of Shares made under these Rules or any Performance Right that is determined to result in an additional Tax, penalty, or interest under Section 409A.

28.3	Notwithstanding Rule 7.1.1, in the event that a US Taxpayer’s Performance Rights become vested pursuant to Rule 6.3.3 and on the date of such vesting the Participant is a “specified employee” within the meaning of Section 409A, as determined in good

HeartWare Limited Performance Rights Plan — Plan Rules
faith by the Board, such Performance Rights to the extent that they do not require payment of an Exercise Price will be deemed to have been validly exercised on the first business day that is more than six months after the date the Participant ceases to be employed by a Group Company and may not be exercised by the Participant earlier than such business day; provided, however, that this delayed exercise provision shall be imposed only if the Performance Rights are not otherwise exempt from Section 409A.